Exhibit 99.1

SCIENTURE Reports Q2 2026 Results with Approximately 510% Sequential Revenue Growth from Q1 2026 and Significant Improvement in Operating Performance

Q2 2026 Gross Margin Was Approximately 97.7%, Reflecting the Company’s Growing Commercial Revenue Base

Q2 2026 Operating Loss Improved Approximately 48% Year-over-Year to Approximately $2.7 Million

Q2 2026 Net Loss Narrowed Approximately 58% Year-over-Year to Approximately $2.8 Million

Commenced Commercial Launch of REZENOPY™, Establishing the Company’s Second Commercial Product and Expanding Its Revenue-Generating Portfolio

COMMACK, NY, Aug. 14, 2026 (GLOBE NEWSWIRE) — SCIENTURE HOLDINGS, INC. (NASDAQ: SCNX) (“Scienture”), a holding company for existing and planned pharmaceutical operating companies focused on providing enhanced value to patients, physicians and caregivers through the development, commercialization, and distribution of novel specialty products that address unmet market needs, today provided a business update and reported financial results for the three and six months ended June 30, 2026.

Second Quarter 2026 and First Half 2026 Financial Highlights

●	Revenue increased approximately 510% sequentially to $343,639 in Q2 2026, compared with $56,325 in Q1 2026.

●	First-half 2026 revenue increased significantly year-over-year to $399,964, compared with $10,258 for the first six months of 2025.

●	Q2 2026 gross profit was $335,779, compared to $0 in Q2 2025, with Q2 2026 gross margin being approximately 97.7%.

●	First-half 2026 gross profit increased to $389,629, compared with $673 for the first six months of 2025, with a gross margin of approximately 97.4% for the first half of 2026.

●	Q2 2026 operating expenses decreased approximately 41% year-over-year to approximately $3.0 million, compared with approximately $5.2 million in Q2 2025, demonstrating continued expense management and operating discipline.

●	First-half 2026 operating expenses decreased approximately 24% to about $6.6 million, compared with approximately $8.7 million during the first six months of 2025.

●	Q2 2026 operating loss improved approximately 48% to about $2.7 million, compared with an operating loss of approximately $5.2 million in Q2 2025.

●	Q2 2026 net loss narrowed approximately 58% to about $2.8 million, compared with a net loss of approximately $6.7 million in Q2 2025. Basic and diluted net loss per share improved to $0.07 from $0.48 during that time.

●	First-half 2026 net loss narrowed approximately 36% to about $6.2 million, compared with approximately $9.8 million for the first six months of 2025. Basic and diluted net loss per share improved to $0.16 from $0.83 during that time.

●	As of June 30, 2026, the Company had cash, cash equivalents and restricted cash of approximately $11.2 million compared to approximately $6.7 million of cash and cash equivalents as of December 31, 2025.

Key Operational Highlights in Q2 2026 and Subsequent Events:

●	United States Patent and Trademark Office (USPTO) granted a second patent covering REZENOPY™ (naloxone hydrochloride) Nasal Spray 10 mg, strengthening intellectual property protection for the product through 2041.

●	United States Patent and Trademark Office (USPTO) granted a third patent covering Arbli™ (losartan potassium) oral suspension, further strengthening the product’s intellectual property portfolio and extending expected market exclusivity through 2041.

●	Secured formulary coverage for REZENOPY™ with a large national health plan and expanded the commercial team to support market penetration and growth.

●	Expanded ARBLI™ payer coverage and commercial access, adding approximately 12.5 million covered lives.

●	Commenced the commercial launch of REZENOPY™ and began fulfillment of initial purchase orders, marking an important milestone in the Company’s commercialization strategy.

Narasimhan Mani, President, Interim CFO, and Co-CEO of Scienture, commented, “We believe our second-quarter results demonstrate that Scienture has reached an important inflection point. Revenue for Q2 20226 increased about 510% sequentially, from approximately $56,000 in the first quarter to approximately $344,000 in the second quarter. At the same time, we generated gross margins of approximately 98%, reduced operating expenses by about 41% year-over-year and narrowed our net loss by approximately 58%. We also ended the quarter with approximately $11.2 million in cash, cash equivalents and restricted cash, compared with about $6.7 million at year-end 2025, providing us with a stronger financial position as we execute the next phase of our commercial growth strategy. We believe these results demonstrate that we are on the right path to deliver value added business growth in the coming quarters and that we are beginning to realize the operating leverage we have been working toward.”

“Arbli’s continued commercial progress gives us confidence in our ability to build and scale differentiated pharmaceutical products, and we believe we have only begun to realize its market opportunity,” stated Shankar Hariharan, Executive Chairman and co-CEO of Scienture. “We are expanding payer access and commercial availability for Arbli™ while simultaneously bringing REZENOPY™ online commercially in the third quarter of 2026. With Arbli™ continuing to gain traction and REZENOPY™ becoming our second commercial-stage product, we believe Scienture is positioned to meaningfully accelerate top-line revenue growth during the second half of 2026 and into 2027. With two differentiated FDA-approved products, approximately 98% gross margins, a strengthened cash position and a more disciplined operating expense structure, we believe we have turned an important corner and established a clear path toward our goal of achieving profitability in 2027.”

About Arbli™

Arbli™ is a novel proprietary formulation of losartan, a widely prescribed angiotensin receptor blocker (ARB) for hypertension. It is the first and only liquid formulation of losartan on the market that does not require compounding and has reduced dosing volume and long-term shelf life at room temperature storage. Arbli™ is FDA-approved for the treatment of hypertension in patients greater than six years old, for reducing the risk of stroke in patients with hypertension and left ventricular hypertrophy, and for treating diabetic nephropathy in certain patients with type 2 diabetes. By offering a safe, effective, and convenient liquid alternative, Arbli™ provides a tailored solution for patients who require or prefer a liquid formulation. As an FDA-approved product, Arbli™ provides consistent quality and dosing accuracy, addressing the risks and inconsistencies often associated with extemporaneously compounded losartan prescriptions. Arbli™ has two issued patents from the USPTO, which are also listed in the FDA Orangebook.

Arbli™ is the first and only oral liquid formulation of losartan approved by the U.S. FDA. Arbli™ comes in a 165 mL bottle as a peppermint flavored suspension that does not require refrigeration and has been approved for a shelf life of 24 months from the date of manufacture when stored at room temperature.

INDICATION

Arbli™ is an angiotensin II receptor blocker (ARB) indicated for:

●	Treatment of hypertension, to lower blood pressure in adults and children greater than 6 years old. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions.

●	Reduction of the risk of stroke in patients with hypertension and left ventricular hypertrophy.

●	Treatment of diabetic nephropathy with an elevated serum creatinine and proteinuria in patients with type 2 diabetes and a history of hypertension.

IMPORTANT SAFETY INFORMATION

●	Do not take Arbli™ when pregnant. When pregnancy is detected, discontinue Arbli™ as soon as possible. Drugs that act directly on the renin-angiotensin system can cause injury and death to the developing fetus. Arbli™ can cause fetal harm when administered to a pregnant woman. Use of drugs that act on the renin-angiotensin system during the second and third trimesters of pregnancy reduces fetal renal function and increases fetal and neonatal morbidity and death.

●	Do not co-administer Arbli™ with aliskiren in patients with diabetes. Avoid use of aliskiren with Arbli™ in patients with renal impairment (GFR <60 mL/min).

●	Do not administer Arbli™ in patients with severe hepatic impairment. Arbli™ has not been studied in patients with severe hepatic impairment.

●	The most common adverse reactions are (incidence ≥2% and greater than placebo): dizziness, upper respiratory infection, nasal congestion, and back pain.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088. You may also contact Scienture at 1-833-754-4917.

Please see the full Prescribing Information for complete product information. For more information, talk to your healthcare provider.

About Hypertension

Hypertension (high blood pressure) is a cardiovascular condition, when the pressure in the blood vessels is too high (140/90 mmHg or higher). According to the CDC, hypertension, or high blood pressure, affects nearly half of adults in the United States, or approximately 119.9 million people. Hypertension is defined as a systolic blood pressure of 140 mmHg or higher, and diastolic blood pressure of 90 mmHg or higher. Hypertension is a risk factor for stroke and heart disease, which are leading causes of death in the U.S. Factors that increase the risk of having high blood pressure include: older age, genetics, being overweight or obese, not being physically active, high-salt diet and drinking too much alcohol. Hypertension is clinically diagnosed if, when blood pressure is measured on two different days, the systolic blood pressure readings on both days is ≥140 mmHg and/or the diastolic blood pressure readings on both days is ≥ 90 mmHg.

About REZENOPY™

REZENOPY™ (naloxone hydrochloride) Nasal Spray 10mg, is indicated for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression in adult and pediatric patients. REZENOPY™ nasal spray is not a substitute for emergency medical care. If the desired response is not obtained after 2 to 3 minutes, administer a second dose of REZENOPY™ nasal spray using a new REZENOPY™ nasal spray device. If there is still no response and additional doses are available, administer additional doses of REZENOPY™ every 2 to 3 minutes, alternating nostrils and using a new REZENOPY™, until emergency medical assistance arrives. Additional supportive and/or resuscitative measures may be helpful while awaiting emergency medical assistance

REZENOPY™ nasal spray is for intranasal use only and is supplied as a carton containing two (2) blister packages each with a single spray device.

IMPORTANT SAFETY INFORMATION

REZENOPY™ (naloxone hydrochloride) Nasal Spray 10 mg is an opioid antagonist indicated for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression in adult and pediatric patients. It is intended for immediate administration as emergency therapy in settings where opioids may be present and is not a substitute for emergency medical care.

Important Safety Information

●	Contraindications: REZENOPY™ nasal spray is contraindicated in patients known to be hypersensitive to naloxone hydrochloride or to any of the other ingredients.

●	Warnings and Precautions:

●	Risk of Recurrent Respiratory and CNS Depression: Due to the duration of action of naloxone relative to the opioid, keep the patient under continued surveillance and administer additional doses as necessary while awaiting emergency medical assistance.

●	Risk of Limited Efficacy with Partial Agonists or Mixed Agonists/Antagonists: Reversal of respiratory depression caused by partial agonists or mixed agonists/antagonists, such as buprenorphine and pentazocine, may be incomplete. Larger or repeat doses may be required.

●	Precipitation of Severe Opioid Withdrawal: Use in patients who are opioid-dependent may precipitate opioid withdrawal. In neonates, opioid withdrawal may be life-threatening if not recognized and properly treated. Monitor for the development of opioid withdrawal.

●	Risk of Cardiovascular Effects: Abrupt postoperative reversal of opioid depression may result in adverse cardiovascular effects. These events have primarily occurred in patients who had pre-existing cardiovascular disorders or received other drugs that may have similar adverse cardiovascular effects. Monitor these patients closely in an appropriate healthcare setting after use of naloxone hydrochloride.

●	Adverse Reactions: The following adverse reactions were observed in a REZENOPY™ nasal spray clinical study: upper abdominal pain, nasopharyngitis, and dysgeusia.

For complete product information, including Patient Information, please refer to the full Prescribing Information.

About Scienture Holdings, Inc.

SCIENTURE HOLDINGS, INC. (NASDAQ: SCNX), through its wholly owned subsidiary, Scienture, LLC, is a comprehensive pharmaceutical product company focused on providing enhanced value to patients, physicians and caregivers by offering novel specialty products to satisfy unmet market needs. Scienture, LLC is a branded, specialty pharmaceutical company consisting of a highly experienced team of industry professionals who are passionate about developing and bringing to market unique specialty products that provide enhanced value to patients and healthcare systems. The assets in development at Scienture are across therapeutics areas, indications and cater to different market segments and channels. For more information please visit: www.scientureholdings.com and www.scienture.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the federal securities laws, including the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Statements that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events or our future performance or future financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our industry, our beliefs and our assumptions. Such forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including for the products we may launch, the success those products may have in the marketplace, such as Arbli™ and REZENOPY™, and our strategies related to those products. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. These risks include risks relating to agreements with third parties; our ability to raise funding in the future, as needed, and the terms of such funding, including potential dilution caused thereby; our ability to continue as a going concern; security interests under certain of our credit arrangements; our ability to maintain the listing of our common stock on the Nasdaq Stock Market LLC; claims relating to alleged violations of intellectual property rights of others; the outcome of any current legal proceedings or future legal proceedings that may be instituted against us; unanticipated difficulties or expenditures relating to our business plan; and those risks detailed in our most recent Annual Report on Form 10-K, as amended, and subsequent reports filed with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. Scienture Holdings, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law.

Contact:

SCIENTURE HOLDINGS, INC.

20 Austin Blvd

Commack, NY 11725

Email: IR@Scienture.com

Scienture Holdings, Inc. formerly TRxADE HEALTH, INC.

Condensed Consolidated Balance Sheets

As of June 30, 2026 and December 31, 2025

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$8,188,140	$6,662,008
Accounts receivable, net	385,313	731,328
Inventory	203,074	213,408
Prepaid expenses	425,370	262,278
Deferred offering costs	-	47,384
Total current assets	9,201,897	7,916,406
Restricted cash	3,012,271	-
Property, plant and equipment, net	14,500	15,500
Notes receivable	5,000,000	5,000,000
Interest receivable	437,500	250,000
Intangible assets, net	70,065,371	70,973,064
Operating lease right-of-use assets	2,468	23,360
Total assets	$87,734,007	$84,178,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$916,771	$1,443,266
Accrued liabilities	503,634	657,034
Operating lease liability - current	2,546	24,137
Warrant liability	-	10,914
Note payable, net of debt discount - current portion	1,118,349	-
Development agreement liability - current portion	485,000	600,000
Total current liabilities	3,026,300	2,735,351
Note payable, net of debt discount	9,568,586	-
Development agreement liability	-	285,000
Deferred tax liability	11,037,595	11,037,595
Total liabilities	23,632,481	14,057,946

Commitments and contingencies (Note 13)

Stockholders’ equity:
Series A preferred stock, $0.00001 par value; 0 and 9,211,246 shares authorized; 0 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	-	-
Series B preferred stock, $0.00001 par value; 787,754 shares authorized; 15,759 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	-	-
Series C preferred stock, $0.00001 par value; 1,000 shares authorized; 0 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	-	-
Series X preferred stock, $0.00001 par value; 9,211,246 shares authorized; 0 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	-	-

Common stock, $0.00001 par value; 100,000,000 shares authorized; 41,064,146 and 40,630,815 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively 1,448,331 and 1,015,000 shares unvested as of June 30, 2026 and December 31, 2025, respectively	410	406
Additional paid-in capital	150,876,988	150,671,215
Accumulated deficit	(86,775,872)	(80,551,237)
Total stockholders’ equity	64,101,526	70,120,384
Total liabilities and stockholders’ equity	$87,734,007	$84,178,330

Scienture Holdings, Inc. formerly TRxADE HEALTH, INC.

Condensed Consolidated Statements Of Operations

For the Three and Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues	$343,639	$-	$399,964	$10,258
Cost of sales	7,860	-	10,335	9,585
Gross profit	335,779	-	389,629	673

Operating expenses:
Wage and salary expense	411,411	773,739	831,419	1,469,807
Professional fees	963,752	209,763	1,896,304	622,613
Accounting and legal expense	117,815	381,683	443,993	852,508
Technology expense	7,139	21,408	22,902	83,028
General and administrative	368,790	2,927,764	1,443,654	4,283,712
Research and development	1,166,605	843,549	1,960,589	1,418,228
Total operating expenses	3,035,512	5,157,906	6,598,861	8,729,896
Operating loss	(2,699,733)	(5,157,906)	(6,209,232)	(8,729,223)

Non-operating income (expense):
Change in fair value of warrant liability	-	76,122	10,910	722,108
Change in fair value of derivative liability	-	(662,916)	-	(59,594)
Loss on conversion of note payable	-	-	-	(96,646)
Loss on disposition of subsidiaries	-	(385,528)	-	(385,528)
Interest income	147,147	63,148	280,491	88,590
Interest expense	(269,785)	(653,493)	(306,804)	(1,324,277)
Total non-operating expense	(122,638)	(1,562,667)	(15,403)	(1,055,347)

Benefit (provision) for income taxes	-	-	-	-
Net loss	$(2,822,371)	$(6,720,573)	$(6,224,635)	$(9,784,570)

Net loss per common share
Basic	$(0.07)	$(0.48)	$(0.16)	$(0.83)
Diluted	$(0.07)	$(0.48)	$(0.16)	$(0.83)
Weighted average common shares outstanding
Basic	39,615,815	14,141,443	39,615,815	11,844,024
Diluted	39,615,815	14,141,443	39,615,815	11,844,024